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                                                                     Exhibit 5.1


                         [Letterhead of Dewey Ballantine LLP]




                                        May 27, 1998


Omnicare, Inc.
50 East RiverCenter Blvd., Suite 1530
Covington, Kentucky  41011

Ladies and Gentlemen:


          We have acted as special counsel to Omnicare, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company under the Securities Act of 1933 (the "Act"), for the purpose of registering under the Act (i) up to 5,336,338 shares (the "Initial Shares") of the Company's common stock, par value $1.00 per share (the "Common Stock"), including 430,696 shares (the "Warrant Shares"), issuable upon exercise of the Warrants, as defined below and (ii) warrants to purchase up to 430,696 shares of Common Stock (the "Warrants"), in each case proposed to be issued in connection with the merger (or in the case of the Warrant Shares, issuable upon exercise of the Warrants) between IBAH, Inc., a Delaware corporation ("IBAH"), and Impala Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), contemplated by the Agreement and Plan of Merger, dated as of March 30, 1998 (the "Merger Agreement"), among IBAH, the Company and Merger Sub.

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates and other documents as we deemed necessary or advisable for the purpose of expressing the opinion contained herein, including, without limitation, the following: the Restated Certificate of Incorporation, as amended, of the Company, the Amended Bylaws of the Company, the Registration Statement and resolutions adopted by the Board of Directors of the Company. With respect to all of the documents reviewed, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

          We are admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

          Based upon and subject to the foregoing, we are of the opinion that:

1. The Initial Shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

2. The Warrants, when issued in accordance with the terms and conditions of the Merger Agreement, will be valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity.

3. Assuming that the Warrants are issued in accordance with the terms and conditions of the Merger Agreement, the Warrant Shares, if issued in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.


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          This opinion is rendered solely to you in connection with the above matter, and may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the captions "The Merger - Certain Federal Income Tax Consequences of the Merger" and "Legal Opinions" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                              Very truly yours,


                              /s/ Dewey Ballantine LLP